NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc. Awarded Investment Grade Rating
from Kroll Bond Rating Agency

Hammond, Louisiana, October 28, 2015 – First Guaranty Bancshares, Inc. (OTCPink: FGBI) (the "Company"), the holding company for First Guaranty Bank (the "Bank"), today announced that the Company and the Bank have received investment grade ratings with a stable outlook from Kroll Bond Rating Agency ("KBRA").
KBRA assigned the Company BBB for senior unsecured debt, BBB- for subordinated debt, and K3 for short-term debt. The Bank was assigned BBB+ for deposits and senior unsecured debt and K2 for short-term deposits/debt. The outlook for all ratings was noted as stable. KBRA noted that the ratings were supported by the Company's "experienced management team, excellent liquidity levels, highly efficient operating model and solid core earnings metrics." KBRA also noted that the Bank had a "conservative credit culture with rigorous underwriting and disciplined committee approval process."
A copy of the report is available on Kroll Bond Rating Agency's website at www.kbra.com.

About First Guaranty Bancshares

First Guaranty Bancshares, a Louisiana-based company, has approximately $1.4 billion in assets as of September 30, 2015 and provides personalized commercial banking services through 21 banking facilities located across Louisiana.  For more information, visit www.fgb.net.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.